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Hormel Foods Announces the Retirement of Glenn Leitch, Executive Vice President, Supply Chain
Mark Coffey to Advance to Group Vice President, Supply Chain, for Hormel Foods Global Operations
Jen Ehresmann Elevated to Vice President, Supply Chain
Austin, Minn. (Feb. 1, 2021) — Hormel Foods Corporation (NYSE: HRL), a global branded food company, today announced that Glenn Leitch, executive vice president of supply chain, will retire during the second calendar quarter of 2021. Mark Coffey, currently senior vice president of supply chain and manufacturing for Hormel Foods, will advance to group vice president of supply chain and will lead the company’s global supply chain. Additionally, Jen Ehresmann was named to vice president of supply chain. The company’s supply chain includes more than 30 production facilities and co-packing partners, producing thousands of products sold worldwide.
“Glenn’s expertise has been invaluable as we have optimized our global supply chain to be more strategic, cost-effective and agile to meet the needs of today’s changing marketplace,” said Jim Snee, chairman of the board, president and chief executive officer of Hormel Foods. “During this last year, facing an unprecedented pandemic with supply chain interruptions, Glenn has been an extraordinary and tireless leader, ensuring Hormel Foods was able to protect the safety of our global workforce while producing food for our customers and consumers. We thank him for his leadership and his expertise and wish him the very best in his well-deserved retirement.”
Leitch’s career spans more than 35 years in the food and commodity industries and at Hormel Foods, where he has held leadership positions for the company and its Jennie-O Turkey Store subsidiary. He joined Jennie-O Turkey Store in 1996 and was promoted to senior vice president of the commodity and supply division in 2001. In 2011, he was named general manager at Jennie-O Turkey Store before being promoted to president later that year. He was elevated to his current role in 2017. Leitch is well known in the food industry and has been involved in numerous organizations, associations and boards during his time with the company.
Coffey will assume leadership of the One Supply Chain organization, including continuing the mission of the strategic and competitively advantaged organization while optimizing it to deliver sustainable long-term growth.

“Mark has had an outstanding career with Hormel Foods,” Snee said. “His expertise in procurement, manufacturing, logistics, research and development, quality management and plant operations makes him the ideal person to assume this important role. I am confident that Mark will continue to bring a strategic focus to building our One Supply Chain capabilities, operational excellence and long-term growth for the enterprise.”
Coffey has had a more than 30-year career with Hormel Foods. Prior to his current role, which he assumed in 2017, he served as vice president of affiliated business units in Refrigerated Foods for six years. He began his career with Hormel Foods in 1985 and held various operations, management and leadership positions at the company’s operating facilities around the United States before moving into management and leadership positions at the company’s global headquarters.
“Jen brings significant supply chain expertise to this role,” said Snee. “Jen’s expertise managing complicated supply chains, while also understanding the connectivity to sales and marketing strategy, will be incredibly valuable as we continue to focus on our One Supply Chain strategy.”
Ehresmann is currently director of customer logistics and strategy at Hormel Foods. She previously held the role of senior vice president of commodity and supply chain with Jennie-O Turkey Store. Ehresmann joined the company in 2001, holding roles in export, product management and marketing prior to moving into supply chain.
For more information on each of these leaders, visit www.hormelfoods.com.

ABOUT HORMEL FOODS — Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the “Global 2000 World’s Best Employers” list by Forbes magazine for three straight years, is one of Fortune magazine’s most admired companies, has appeared on Corporate Responsibility Magazine’s “The 100 Best Corporate Citizens” list for 12 years in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.